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EXHIBIT 99.3

SLIDE 0

This slide contains the text "Chiron," "Science for Life, Living Better," accompanied by a Chiron logo and a photograph of a woman and a child, and "JP Morgan 20th Annual Healthcare Conference" and the date "January 10, 2002."

SLIDE 1

This slide, titled "Forward-Looking Statement," contains the text "Today's presentation will include forward-looking statements relating to future events and the financial performance of the company. Actual events and performance may differ materially from our expectations. Please refer to the documents that the company has filed with the Securities and Exchange Commission. These include our 2000 annual report, 2000 Form 10-K and 2001 3rd Quarter 10-Q, which include information under the heading "Factors That May Affect Future Results" in the MD&A portions of the documents.

"This information identifies important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory filings and review, manufacturing capabilities and marketing effectiveness.

"In line with the SEC Rule FD, we do not undertake an obligation to update the forward-looking information we are giving today."

SLIDE 2

This slide, titled "Important Information," contains the text "Matrix Pharmaceutical, Inc. stockholders are advised to read Chiron Corporation's Tender Offer Statement on Schedule TO and Matrix's Solicitation/Recommendation Statement on Schedule 14D-9 when they are available because they will contain important information. The Schedule TO, the Schedule 14D-9 and other filed documents will be available for free at the Securities and Exchange Commission's website at www.sec.gov. In addition, the Schedule TO will be available from Chiron Corporation, 4560 Horton Street, Emeryville, California 94608, Telephone: 510-655-8729, and the Schedule 14D-9 will be available from Matrix Pharmaceutical, Inc., 34700 Campus Drive, Fremont, California 94555, Telephone: 510-742-9900. This presentation is neither an offer to purchase nor a solicitation of an offer to sell securities of Matrix. The tender offer will be made solely by an offer to purchase and related letter of transmittal to be disseminated upon the commencement of the tender offer."

SLIDE 3

This slide, titled "Investment Thesis," contains the text, in bullet points:

    "•  A profitable global pharmaceutical company

     •  Three businesses and royalty streams driving shareholder value

     •  Pipeline of breakthrough products in cancer and infection

     •  25% long-term EPS CAGR goal"

SLIDE 4

This slide, titled "Market Indices: Performance 2001," contains a graph showing the weekly stock performance of Chiron relative to the NASDAQ, the S&P 500 and the Carson Largo Cap Biotech Index. The horizontal axis measures time, at bi-weekly intervals, from December 29, 2000 to December 28, 2001 and the vertical axis measures stock performance based on a starting figure of 100 on December 29, 2000 for Chiron and the three market indices.

SLIDE 5

This slide, titled "Key Milestones 2001," contains the text "Corporate: Achieve high-end of $0.90 to $0.95 EPS," "Business Unit: Secure Menjugate® European approvals; Achieve US BLA approval for NAT; Complete TOBI® European launch plan" and "R&D: 10 clinical program advances."

SLIDE 6

This slide, titled "Positioned for Sustainable Growth," contains three columns of text. The first column is titled "Chiron 1997" and contains the text, in bullet points:

    "•  Therapeutics

     •  Diagnostics

     •  Vision

     •  Vaccines

     •  Technologies"

The second column is titled "Strategic Initiatives" and contains the text, enclosed in a right-pointing arrow, "Divestitures & Acquisitions," "Management Team," "Infrastructure" and "Franchise Opportunities."

The third column is titled "Chiron Today" and contains the text, in bullet points:

    "•  ID & Oncology Franchises

     •  3 Global Businesses

     •  3 Product Platforms"

SLIDE 7

This slide, titled "New Members of the Management Team," lists the following names and titles:

"Peter Calcott, Ph.D.	Vice President, QA
John Lambert	President, Vaccines
Bryan Walser M.D., J.D.	Vice President, Strategy
Craig Wheeler	President, BioPharma"

SLIDE 8

This slide, titled "How Chiron Works," contains a five-staged flow chart. The first stage includes the words "Infectious Disease" and "Cancer." The second stage includes the word "Discovery" accompanied by the words "Research Discovery" above the flow chart. The third stage includes the words "Vaccines," "Small Molecules" and "Therapeutic Proteins" enclosed in a right-pointing arrow. The fourth stage includes the word "Development" accompanied by the words "Clinical Development" above the flow chart. And the fifth stage includes the words "BioPharma," "Vaccines," "Blood Testing" and "Licensing" accompanied by the words "Commercialization" above the flow chart.

SLIDE 9

This slide, titled "R&D Productivity—Goals Through 2006," contains a six-staged flow chart. The first stage includes the words "Validated Targets" in a right-pointing arrow. The second stage includes the words "4-7 Develop. candidates per year" in a right-pointing arrow. There is an arrow pointing from the second stage to the first stage above the flow chart accompanied by the words "Cancer discovery" and there is another arrow pointing from the second stage to the first stage below the flow chart accompanied by the words "Infectious disease discovery." The third stage includes the words "3 IND's per year" in a right-pointing arrow. The fourth stage includes the words "1 Launch every 18 months" in a right-pointing arrow. The fifth stage includes the words "BioPharma," "Vaccines," "Blood Testing" and "Licensing" in a right-pointing arrow. There is an arrow pointing from the fourth stage to the fifth stage above the flow chart accompanied by the word "Cancer" and another arrow pointing from the fourth stage to the fifth stage below the flow chart accompanied by the words "Infectious disease." And the sixth stage includes the words "25% EPS Growth" in a circle.

SLIDE 10

This slide, titled "Global Infrastructure," contains a map of the world and the text "Latin America: 1," "Middle East/Africa: 3," "Non-EC Europe: 6" and "Asia Pacific: 6" next to the respective regions. In addition, there are blown-up maps of the United States and Canada and of Europe. There is a legend to the map detailing that "Distributor network" is indicated by a blue circle, "Manufacturing" is indicated by a yellow circle, "Research" is indicated by a green triangle and "Field force" is indicated by a red triangle. On the blown up map of the United States and Canada, there are 2 blue circles, 2 yellow circles, 2 green triangles and 4 red triangles. On the blown up map of Europe, there are 2 blue circles, 3 yellow circles, 2 green triangles and 10 red triangles. On the map of the world, there is 1 blue circle on Central America, 1 red triangle on South America, 1 blue circle on Africa, 2 blue circles on Asia, 2 green triangles on Asia, 3 red triangles on Asia and 1 red triangle on Australia.

SLIDE 11

This slide, titled "Oncology Franchise," contains three rows of text, each accompanied by a picture. The first row is titled "Immune system modulators" and contains the text "Marketed Products: Proleukin® for Metastatic, Renal Cell Carcinoma & Metastatic Melanoma," accompanied by a photograph of a vial and a box. The second row is titled "Monoclonal antibody franchise" and contains the text "Clinical Programs: Proleukin® & rituximab for Non-Hodgkins Lymphoma," accompanied by a photograph of a vial and a box. And the third row is titled "Anti-cancer agents" and contains the text "Clinical Programs: Tezacitabine for solid tumors," accompanied by the logo and name of Matrix Pharmaceutical, Inc.

SLIDE 12

This slide, titled "Prospects for Tezacitabine Drive the Acquisition of Matrix," contains three rows of text. The first row is titled "Tezacitabine" and contains the text, in bullet points:

    "•  Next-generation nucleoside analog

     •  Nucleoside analogs have a proven mechanism of action"

The second row is titled "Clinical Status" and contains the text, in bullet points:

    "•  Several Phase I studies completed

     •  Phase II program underway

     •  Trials in several solid tumors"

The third row is titled "Commercial/Deal Status" and contains the text, in bullet points:

    "•  Exclusive commercial rights in the US and EU

     •  Targeted deal close 1Q:02

     •  Deal subject to customary closing conditions"

And the fourth row is titled "Strategic Fit" and contains the text, in bullet points:

    "•  Matrix deal strengthens Chiron's oncology strategy

     •  Tezacitabine expands Chiron's oncology portfolio

     •  Tezacitabine leverages Chiron's oncology sales and marketing expertise

     •  Tezacitabine strengthens Chiron's small molecule platform"

SLIDE 13

This slide, titled "Oncology Franchise," contains a line graph. The following names are listed along the vertical axis:

"Market Products

      Proleukin® (MM)

      Proleukin® (RCC)

      DepoCyt®

      Cardioxane®

Therapeutic Proteins/Antibodies

      Proleukin®/rituximab (NHL)

      Proleukin®/trastuzumab

      Anti-Cancer Protein

      Anti CD-40

Novel Molecules

      Angiozyme™

      VEGF Kinase Inhibitor"

The various stages of development indicated by the text, from left to right, "Preclinical," "Phase I," "Phase II," "Phase III" and "Marketed" are shown along the horizontal axis. The graph shows that Proleukin® (MM), Proleukin® (RCC), DepoCyt® and Cardioxane® have been through all stages of development through "Marketed," Angiozyme® is in Phase II, Proleukin®/rituximab (NHL) is in Phase I, and Proleukin®/trastuzumab, Anti-Cancer Protein, Anti CD-40 and VEGF Kinase Inhibitor are in preclinical trials.

SLIDE 14

This slide, titled "Infectious Disease Marketed Products," contains three rows of text. The first row is titled "BioPharma" and contains the text "TOBI®" and "Proleukin®," accompanied by a photograph of the TOBI® product and packaging. The second row is titled "Blood Testing" and contains the text "Procleix™ System" and "Procleix™ NAT System" and "Immuno Assays." The third row is titled "Vaccines" and contains the text "Menjugate™," "FLUAD™," "Encepur™" and "20+ other franchise vaccines."

SLIDE 15

This slide, titled "BioPharma—Making a Difference in People's Lives," contains the text "TOBI®" and the text, in bullet points:

    "•  Successful European launch

     •  Worldwide sales exceeding $100 MM

     •  US and EU specialty sales force

     •  TOBI 2nd Generation & Bronchiectasis"

In addition, there are two photographs of a young woman playing baseball and a photograph of the TOBI® product and packaging, accompanied by the quote "Without TOBI I would have to spend more time in the hospital and I wouldn't be able to live such a healthy lifestyle and feel so great everyday.' KC Bryan—TOBI user."

SLIDE 16

This slide, titled "Blood Testing—Making the Blood Supply Safer," contains the text "Procleix™ System," a picture of three vials, a picture of a bottle and a photograph of a man in a laboratory, accompanied by the quote 'We're now able to detect infections so quickly that the risk of getting HIV or HCV from a blood transfusion is less than 1 in a million for the very first time.' Michael Busch, M.D., VP of Research Blood Centers of the Pacific—San Francisco."

SLIDE 17

This slide, titled "Market Adoption of NAT Blood Screening Technology," contains a world map, accompanied by the text "North America 14 MM (100%)," "Latin America 5 MM (0%)," "Europe 19 MM (58%)," "Africa 1 MM (0%)" and "Asia Pacific 11 MM (78%)," each next to the respective region. There is a legend to the map containing the text "Adopted NAT technology" and "Targeted for adoption," each identified by a different color. The map shows, by color, the various regions in the world that have adopted NAT technology or are targeted for adoption.

SLIDE 18

This slide, titled "Market Adoption of the Chiron Procleix™ System," contains the text:

"Business Opportunity

      •  50 MM donations annually in targeted markets

      •  $500 MM+ worldwide market potential,"

accompanied by a pie graph showing "Roche 43% COBAS/Amplicor," "Chiron 26% Procleix," "Other 30% Homebrew/Unpenetrated" and "Total: 50 MM Donations."

In addition, the slide contains the text:

"Notable Milestones

      •  Demonstrated ability to detect 'window period' donations

      •  8 countries approved

      •  8 countries in testing/evaluation

      • US BLA filing accepted for review"

SLIDE 19

This slide, titled "Vaccines—Protecting Life From the Start," contains the text, in bullet points:

    "•  Profitable global business in adult and pediatric vaccines

     •  Strong sales growth for Flu, Polio, DTP, MMR and Rabies

     •  Menjugate rollout achieved +$200 MM sales since Q1:00 launch"

In addition, there is a photograph of an infant on a swing, accompanied by a picture of two drug vials, the text "Menjugate™ for Men C" and the quote '...we have seen dramatic reductions in cases of the disease amongst those age groups who have been vaccinated.' Dr. Mary Ramsay, Immunization Division, Public Health Laboratory Service—UK."

SLIDE 20

This slide, titled "Infectious Disease Franchise," presents a timeline across the top of the page with the following stages of development: "Preclinical", "Phase I", "Phase II", "Phase III", "BLA Filed" and "Marketed". Along the left side of the page is a list of products, grouped into three headings: "BioPharma", "Blood Testing" and "Vaccines". For each product, a horizontal line extends from the left side of the page to the product's current stage of product development. Under "BioPharma," the following products are listed (with the stage of development indicated in parentheses): "Proleukin® (HIV) (Phase III)," "TOBI® Bronchiectasis (Phase II)," "PA 1806 (CF) (Phase II)," "HBV Immunotherapy (Phase II)," "MIV-150 (Phase I)," "PA 2794 (Preclinical)," "TOBI 2nd Generation (Preclinical)," "TFPI (Sepsis) (Preclinical)." Under "Blood Testing," the following products are listed (with the stage of development indicated in parentheses): "HIV/HCV NAT (BLA Filed)," "HBV NAT Assay (Preclinical)," "HAV NAT Assay (Preclinical)," "Parvovirus B-19 Assay (Preclinical)," "Tigris™ (Preclinical)." Under "Vaccines" the following products are listed (with the stage of development indicated in parentheses): "H. pylori (Phase I)," "Men B (Preclinical)," "Men ACYW (Preclinical)," "HIV (Preclinical)."

SLIDE 21

This slide, titled "Royalty Income from Intellectual Property," and subtitled "Virology IP," presents a bar graph on which the y-axis is labeled "$ Millions" and shows tick marks with various dollar amounts between $0 and $180. The x-axis is unlabeled and shows the following tick marks: "1998, 1999, 2000, YTD Q3:01." A legend indicates one color bar as "HIV/HCV," another as "Betaseron®"/Betferon™," and another as "Other." For each time period indicated in the x-axis, the slide shows the dollar amounts attributed to each of "HIV/HCV," "Betaseron®/Betaferon," and "Other." In the upper right hand corner of the slide there are two photographs. One depicts a man and a woman holding hands. The other depicts a bottle of Betaseron®.

SLIDE 22

This slide, titled "Financial Performance," presents a bar graph. The y-axis is labeled on the left side of the slide "Revenue* ($ Millions)" and shows tick marks with various dollar amounts between $0 and $1,400. The y-axis is labeled on the right side of the slide "EPS ($)*" and shows tick marks with various dollar amounts between $0 and $1.20. The footnote at the bottom of the page reads "* Pro forma." The x-axis is unlabeled and shows the following tick marks: "1999, 2000, 2001, 2002." A legend indicates one color bar for "Rev Actual," another for "Rev Guidance," a solid line for "EPS Actual," and a dashed line for "EPS Guidance." The graph shows a value for "Rev Actual" for 1999 between $600 and $800, a value for "Rev Actual" for 2000 between $800 and $1,000, a value for "Rev Guidance" for 2001 between $1,000 and $1,100 and a value for "Rev Guidance" for 2002 between $1,200 and $1,300. The graph shows a value for "EPS Guidance" for 2001 between $.90 and $.95 and a value for "EPS Guidance" for 2002 between $1.10 and $1.20.

SLIDE 23

This slide, titled "Key Milestones 2002," has four headings: "Corporate," "Cancer," "Infectious Disease," and "R&D". Under "Corporate" is the text: "$1.10—$1.20 EPS." Under "Cancer" is the text: "Establish Mab franchise." Under "Infectious Disease" is the text: "Procleix™ NAT launch US; Men B, HIV and HCV in clinic; TOBI® sales ramp in Europe." Under "R&D" is the text: "10 clinical program advances."

SLIDE 24

This slide contains the text "Chiron," "Science for Life, Living Better," accompanied by a Chiron logo and a photograph of a woman and a child, and is dated "January 2002."

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  EXHIBIT 99.3